Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-142312) of our report, which includes an explanatory paragraph relating to Avantair, Inc.’s ability to continue as a going concern, dated October 20, 2006, except for Note 12 (a) as to which the date is November 1, 2006 and Note 12(b) as to which the date is February 22, 2007, on our audits of the consolidated financial statements of Avantair, Inc. and Subsidiary as of June 30, 2006 and 2005 and for each of the years in the three-year period ended June 30, 2006. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J.H Cohn LLP

Jericho, New York

August 8, 2007